EXHIBIT A

                            INDEX SERIES OF THE FUND

INDEX SERIES                                                 EFFECTIVE DATE
First Trust Dow Jones MicroCap Index(SM) Fund                September 24, 2005
First Trust Value Line(R) Arithmetic Index Fund
First Trust Morningstar(R) Dividend Leaders(SM) Index Fund   March 15, 2006
First Trust IPOX-100 Index Fund                              April 13, 2006